EFHutton

May 30, 2024

Vincent Napolitano Chief Executive Officer Favo Capital

1025 Old Country Road Westbury, New York

Re: Firm Commitment Public Offering and Uplisting Dear Mr. Vincent Napolitano,

EF Hutton LLC ("EF Hutton") is pleased to act as lead underwriter, deal manager and investment banker for the proposed firm commitment public offering and uplisting ("Offering") by Favo Capital (separately or together with its subsidiaries and affiliates referred to herein as the "Company"), in connection with the offering of the Company's equity, debt and/or equity derivative instruments (the "Securities").

This engagement letter agreement (the "Agreement") will confirm the Company's retention of EF Hutton and set forth the terms of our engagement. However, with respect to an Offering other than a bridge or other private offering, unless as specifically set forth herein, this Agreement shall not be construed or interpreted as a binding agreement between the parties unless and until a definitive agreement on the matters relating to the Offering is executed between the parties. The parties anticipate that the matters relating to the Offering, other than a bridge or other private offering, will be embodied in an Underwriting Agreement (as defined below). The parties further anticipate that following the effectiveness of a registration statement relating to the Offering, other than a bridge or other private offering, as set forth below, this Agreement will be replaced and superseded by the Underwriting Agreement.

Section 1. Engagement

Subject to Section 2(b) herein, the Company hereby engages EF Hutton to act as the Company's exclusive lead underwriter, financial advisor, deal manager, sole book running manager, placement agent and/or investment banker for the Offering beginning on the date hereof, and ending on the earlier of (i) twelve (12) months from the date of this Agreement, or (ii) the final closing, if any, of the Offering (the "Engagement Period"); provided, however, that (i) the Company may terminate this Agreement on or after the 120-hundred and twentieth (120th) day following the date hereof upon thirty (30) days prior written notice to EF Hutton, and (ii) EF Hutton may terminate

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this Agreement on or after the one-hundred twentieth (120th) day following the date hereof upon thirty (30) days prior written notice to the Company.

During the Engagement Period, the Company also hereby engages EF Hutton as its placement agent in a bridge financing with an offering size/transactional size of up to $5.0 million (the "Bridge Financing"). The Company shall also source financing in the Bridge Financing where EF Hutton acts as the sole placement agent and EF Hutton shall receive a placement fee of 10.0% of the aggregate gross proceeds of the total amount of the Bridge Financing (such total amount to include (i) the sub-total amount of proceeds of the Bridge Financing sourced by EF Hutton; plus (ii) the sub-total amount of proceeds of the Bridge Financing sourced by the Company, including Excepted Investors). Such placement fee shall be provided to EF Hutton at the closing of the Bridge Financing. For the avoidance of doubt, EF Hutton shall be under no obligation to raise any Bridge Financing under this Agreement.

The engagement period with respect to the Bridge Financing shall begin on the date hereof, and end on the final closing, if any, of the Bridge Financing (the "Bridge Financing Engagement Period"); provided, however, that each of the Company and EF Hutton may terminate this Agreement, as it pertains to the Bridge Financing, upon thirty (30) days prior written notice to the other party, if the other party has negligently not performed its duties under this Agreement; provided however such early termination with 30-day notice may not apply if (i) EF Hutton has already sourced an investor (or investors) and such investor(s) has affixed signatures on the securities purchase agreement/subscription agreement (or other relevant document) for the Bridge Financing, held in escrow; and/or (ii) legal substantive work has already led to a finalized form of the securities purchase agreement/subscription agreement (or other relevant document as applicable) whereby at least one signature is affixed and in escrow. Upon termination of this Agreement, as it relates to the Bridge Financing, whether through termination by way of a final closing or through early termination, within thirty (30) days of such terminated Bridge Financing Engagement Period, the Company shall cover and reimburse EF Hutton for all of its reasonable documented legal expenses then incurred, subject to a cap of US$50,000, irrespective of whether or not a Bridge Financing closing has been consummated. If a Bridge Financing closing occurs, then EF Hutton's reasonable documented legal costs (subject to a cap ofUS$50,000) in relation to the Bridge Financing shall be deducted directly from the gross proceeds and funding of the Bridge Financing.

Furthermore, the aggregate gross proceeds for Bridge Financings shall be directed to a third party escrow account with an escrow agent designated by EF Hutton (with escrow expenses to be paid by the Company) on the relevant day of closing and from there, EF Hutton shall distribute all funds (minus applicable fees, e.g., the placement fee of 10.0% pro-rated) to the Company upon closing. For the avoidance of doubt, there may occur more than one closing and EF Hutton shall tender the funds to the Company for each closing.

EF Hutton will be retained for the Offering during such Engagement Period pursuant to the terms of this Agreement. The Engagement Period may be extended upon mutual consent of the Company

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and EF Hutton. Except for the Excepted Transactions, during the Engagement Period, the Company agrees not to solicit, negotiate with, or enter into any agreement with any other source of financing (whether equity, debt or otherwise), any underwriter, placement agent, financial advisor, investment banking firm or any other person or entity in connection with an offering of the Company's equity, debt and/or equity derivative instruments or any other financing or capital raise by the Company. EF Hutton acknowledges that the Company currently works with the investors as set forth in Exhibit C (hereinafter referred to as the "Excepted Investors"). For the sake of clarity: both prior to and after the contemplated Bridge Financing, the Company is permitted to consummate any transaction with the Excepted Investors (which is not the contemplated Offering) (an "Excepted Transaction") and EF Hutton shall not earn any fees including the placement agent fees described in this Agreement. During the Bridge Financing, the Company is permitted to include the Excepted Investors in their own portion of raising monies, but EF Hutton shall serve as the sole placement agent for the entire, aggregate Bridge Financing in which the Excepted Investors or any Company-sourced investor is participating, and EF Hutton shall be entitled to applicable fees including placement agent fee for all investors, including the Excepted Investors (for the avoidance of doubt, please see three paragraphs up for the exact fee structure of Bridge Financing).

For the avoidance of doubt, (i) during the Engagement Period, the Advisory Period (as defined below), the Tail Period (as defined below), the RoFR Period (as defined below), and any extensions thereof, EF Hutton shall be paid the compensation described herein in connection with the sale or issuance of any equity, debt and/or equity derivative instruments, which is not an Excepted Transaction (each, a "Financing"), (ii) during the Engagement Period and the RoFR Period, EF Hutton shall have the right to be the exclusive and sole investment banker, sole book-runner, and/or sole placement agent, at EF Hutton's sole discretion, for each and every future public and private equity Financing, and (iii) with respect to the foregoing subclauses (i) and (ii), EF Hutton shall be paid the applicable compensation irrespective of whether an underwriter, placement agent or other intermediary is engaged or receives compensation unless it is an Excepted Transaction. Upon execution of this Agreement, the Company is prohibited from working with any other underwriter, investment banker or placement agent.

Section 2. Underwriting Agreement

In connection with the Offering, EF Hutton's legal counsel will prepare an underwriting agreement between EF Hutton and the Company covering the sale of up to $25,000,000 (or other amount as may be mutually agreed upon between EF Hutton and the Company) of Securities, containing other customary terms and conditions (the "Underwriting Agreement").

(a)               Overallotment. The Underwriting Agreement will provide that the Company will grant to EF Hutton an option that is exercisable within forty-five (45) days after the closing of the Offering, to acquire up to an additional fifteen percent (15.0%) of the total number of Securities to be offered by the Company in the Offering, solely for the purpose of covering over-allotments (the "Over-Allotment Option"). To the extent a unit

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of Securities is being offered, the option shall be for whole units as priced in the Offering and not for components of the unit, at EF Hutton's discretion.

(b)               Syndicate. As lead underwriter, deal manager and investment banker for the Offering, EF Hutton and the Company shall organize a syndicate and underwriting syndicate with registered broker dealers that are mutually acceptable to both EF Hutton and the Company.

(c)               Terms and Conditions. The final Underwriting Agreement will be in a form satisfactory to the Company and EF Hutton and will include indemnification provisions and other terms and conditions customarily found in underwriting agreements for such Offerings. The Company understands that any Underwriting Agreement will be subject to FINRA review and approval and will be subject to any revisions required by FINRA. The actual size of the Offering, the precise number of Securities to be offered by the Company, and the offering price per Security shall be the subject of continuing negotiations between the Company and EF Hutton and will depend upon the capitalization of the Company (at the time of the Offering) being acceptable to EF Hutton, general market and economic conditions, a review and finalization of audited financial statements and formal financial projections of the Company, as well as other factors which EF Hutton deems relevant in its discretion. EF Hutton may: (i) with the Company's approval (not to be unreasonably withheld, conditioned or delayed), create an underwriting syndicate for the Offering comprised of EF Hutton's representatives who are members of FINRA; (ii) rely on soliciting dealers who are FINRA members to participate in placing a portion of the Offering; and/or (iii) offer Securities to such dealers at less than the public Offering pnce.

Section 3. Compensation for an Underwritten Offering

(a)               Underwriting Discount. In connection with the Offering as set forth in Section 2, an underwriting discount of eight percent (8.0%) (the "Underwriting Discount") of the total gross proceeds of the Offering shall be provided to EF Hutton at the closing of the Offering (such total amount to include (i) the sub-total amount of proceeds of the Offering sourced by EF Hutton; plus (ii) the sub-total amount of proceeds of the Offering sourced by the Company, including Excepted Investors), and each closing of the Over Allotment Option (if any).

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(b)              Underwriter Warrants. As additional compensation for EF Hutton's services, the Company shall issue to EF Hutton or its designees at the closing of the Offering (the "Closing"), and each closing of the Over-Allotment Option (if any), warrants (the "Underwriter's Warrants") to purchase that number of shares of common stock of the Company ("Common Stock") equal to three percent (3.0%) of the aggregate number of shares of Common Stock sold in the Offering. The Underwriter's Warrants will be exercisable at any time and from time to time, in whole or in part, during the four and a half-year period commencing six (6) months from the commencement of sales of the Offering, at a price per share equal to 125% of the public offering price per Security. The Underwriter's Warrants will provide for registration rights (including a one-time demand registration right at the expense of the Company and unlimited piggyback rights during the term of the Underwriter's Warrants) and customary anti-dilution provisions (for stock dividends and splits and recapitalizations) and anti-dilution protection (adjustment in the number and price of such warrants and the shares underlying such warrants) resulting from corporate events (which would include dividends, reorganizations, mergers, etc.) and future issuance of Common Stock or Common Stock equivalents at prices (or with exercise and/or conversion prices) below the Offering price as permitted under FINRA Rule 5110(f)(2)(G).

Section 4. Advisory Services

(a)               EF Hutton also will from time to time, at the request of the Company, provide advisory services to the Company ("Advisory Services"). All such counsel and assistance will be limited to matters that are compatible with EF Hutton's experience.

(b)              In connection with any Financing (as defined below), the Company acknowledges that EF Hutton is a registered broker-dealer under Section 15A of the U.S. Securities Exchange Act of 1934, as amended (the "Exchange Act"), and any similar state law. While EF Hutton has preexisting relationships and contacts with various investors, registered broker-dealer and investment funds, EF Hutton 's participation in any actual or proposed offer or sale of Company securities shall be limited to that of EF Hutton to the Company and, if applicable, an introducer of investors, broker-dealers and/or funds. The Company acknowledges and agrees that the solicitation and consummation of any purchases of the Company's securities shall be handled by the Company or one or more FINRA member firms engaged by the Company for such purposes.

(c)              Compensation. As consideration for EF Hutton's Advisory Services pursuant to this Agreement, EF Hutton shall be entitled to receive, and the Company agrees to pay EF Hutton, the compensation set forth on Exhibit B. The fee payments shall be payable by wire or other immediately available funds. The fees appearing in Exhibit B (the "Fee Schedule") shall be earned by and paid to EF Hutton by the Company in connection with any Financings undertaken by the Company, the terms of which will be mutually agreed upon under a separate definitive agreement(s).

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(d)               The Company and EF Hutton acknowledge and agree that, in the course of performing Advisory Services hereunder, EF Hutton may communicate with (as the Company's advisor) or introduce the Company to third parties who may be interested in providing financing to the Company, including, without limitation, any Financing. The Company agrees that if during the term of this Agreement or within twelve (12) months from the effective date of the termination of this Agreement (the "Advisory Period"), either the Company or any party to whom the Company was introduced, directly or indirectly, by EF Hutton, or who was contacted by EF Hutton on behalf of the Company in connection with its Advisory Services for the Company, proposes a Financing involving the Company, then, if any such Financing is consummated, the Company shall pay to EF Hutton fees in accordance with the Fee Schedule. Such fees shall be payable to EF Hutton in cash, at the closing or closings of the Financing to which it relates. A Financing or M&A Transaction shall be deemed consummated before such date if any agreement in principle which includes material terms of such Financing is reached prior to such date even if the closing occurs later.

Section 5. Registration Statement and Prospectus

To the extent the Company decides to proceed with the Offering, the Company will, as soon as practicable, prepare and file with the Securities and Exchange Commission (the "Commission") a Registration Statement, as amended (the "Registration Statement"), under the Securities Act of 1933, as amended (the "Securities Act") (the prospectus included in such Registration Statement and any prospectus supplement is collectively referred to as the "Prospectus") covering the Securities to be offered and sold in the Offering. The Registration Statement (including the Prospectus therein), and all amendments and supplements thereto, will be in form reasonably satisfactory to EF Hutton and counsel to EF Hutton. Other than any information provided by EF Hutton in writing specifically for inclusion in the Registration Statement or the Prospectus, the Company will be solely responsible for the contents of its Registration Statement and Prospectus and any and all other written or oral communications provided by or on behalf of the Company to any actual or prospective investor of the Securities, and the Company represents and warrants that such materials and such other communications will not, as of the date of the offer or sale of the Securities, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. If at any time prior to the completion of the offer and sale of the Securities an event occurs that would cause the Registration Statement or Prospectus (as supplemented or amended) to contain an untrue statement of a material fact or to omit to state a material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, the Company will notify EF Hutton immediately of such event and EF Hutton will suspend solicitations of the prospective purchasers of the Securities until such time as the Company shall prepare a supplement or amendment to the Registration Statement or Prospectus that corrects such statement or omission. The Registration

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Statement will include as an exhibit a proposed form of Underwriting Agreement (which may be incorporated into such Registration Statement by reference). The final Underwriting Agreement will be in form satisfactory to the Company and EF Hutton and will include indemnification provisions and other terms and conditions customarily found in underwriting agreements for public offerings.

Section 6. Company Expenses

The Company will be responsible for and will pay all expenses relating to the Offering, including, without limitation, (a) all filing fees and expenses relating to the registration of the Securities with the Commission; (b) all fees and expenses relating to the listing of the Common Stock on a national exchange, if applicable; (c) all fees, expenses and disbursements relating to the registration or qualification of the Securities under the "blue sky" securities laws of such states and other jurisdictions as EF Hutton may reasonably designate (including, without limitation, all filing and registration fees, and the reasonable fees and disbursements of the Company's "blue sky" counsel, which will be EF Hutton's counsel) unless such filings are not required in connection with the Company's proposed listing on a national exchange, if applicable; (d) all fees, expenses and disbursements relating to the registration, qualification or exemption of the Securities under the securities laws of such foreign jurisdictions as EF Hutton may reasonably designate; (e) the costs of all mailing and printing of the Offering documents; (f) transfer and/or stamp taxes, if any, payable upon the transfer of Securities from the Company to EF Hutton; (g) the fees and expenses of the Company's accountants; (h) all filing fees and communication expenses associated with the review of the Offering by FINRA; (i) up to $20,000 of EF Hutton's actual accountable road show expenses for the Offering; (j) the $29,500 cost associated with EF Hutton's use oflpreo's book building, prospectus tracking and compliance software for the offering; (k) the costs associated with bound volumes of the Offering materials as well as commemorative mementos and lucite tombstones in an aggregate amount not to exceed $5,000; and (l) the fees for EF Hutton's legal counsel, in an amount not to exceed $175,000. For the sake of clarity, it is understood and agreed that the Company shall be responsible for EF Hutton's external counsel legal costs detailed in this Section, any background check costs incurred by EF Hutton and any due diligence costs, irrespective of whether the Offering is consummated or not, subject to a $50,000 cap, in the event that there is not a Closing. Upon the execution of this engagement letter, the Company shall at its own expense conduct background checks, by a background search firm acceptable to EF Hutton, on the Company's senior management and board of directors. Additionally, the Company will provide an expense advance (the "Advance") to EF Hutton of $30,000, which is payable immediately upon execution of this Agreement, such Advance may be applied by EF Hutton to the legal expenses incurred in the Offering as well as the Bridge Financing. The Advance shall be applied towards out-of-pocket accountable expense set forth herein and any portion of the Advance shall be returned back to the Company to the extent not actually incurred. EF Hutton may deduct from the net proceeds of the Offering payable to the Company on the date of Closing, or the closing of the Over-Allotment Option, if any, the expenses set forth herein to be paid by the Company to the underwriters. Additionally, one percent (1.0%) of the gross proceeds of the Offering shall be payable at the Closing to EF Hutton for non-accountable expenses.

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Section 7. Termination

This Agreement will terminate at the end of the Engagement Period (subject to any extensions). Upon the termination of this Agreement, the Company agrees to reimburse EF Hutton for, or otherwise pay and bear, the expenses and fees to be paid and borne by the Company as provided for in Section 6 above and to reimburse EF Hutton for the full amount of its expenses incurred to such date as provided in Section 6 (which shall include, but shall not be limited to, all fees and disbursements of EF Hutton's legal counsel, travel, lodging and other "road show" expenses, mailing, printing and reproduction expenses, and any expenses incurred by EF Hutton in conducting its due diligence), less any Advance and amounts previously paid to EF Hutton in reimbursement for such expenses. The Agreement may not be terminated by the Company prior to the completion of the Engagement Period, other than as set forth in Section 1 herein. Nevertheless, the Company may also terminate this Agreement for cause, which shall include the material failure by EF Hutton to provide the underwriting services contemplated by this Agreement, as provided in FINRA Rule 51 l0(g)(S)(B).

Section 8. Covenants, Acts, and Obligations

(a)               Tail Financing. EF Hutton shall be entitled to a cash fee equal to eight percent (8.0%) of the gross proceeds received by the Company from the sale of any equity, debt and/or equity derivative instruments to any investor actually introduced by EF Hutton to the Company during the Engagement Period, in connection with any public or private financing or capital raise that is not an Excepted Transaction (each a "Tail Financing"), and such Tail Financing is consummated at any time during the Engagement Period or within the twelve (12) month period following the expiration or termination of the Engagement Period (the "Tail Period"), provided that such Tail Financing is by a party actually introduced to the Company in an offering in which the Company has direct knowledge of such party's participation. Notwithstanding the foregoing, no fee shall be payable by the Company pursuant to this Section 8 if the Company terminates this Agreement for cause pursuant to Section 7.

(b)               Right of First Refusal. Following the Closing of the Offering, EF Hutton shall have an irrevocable right of first refusal (the "Right of First Refusal"), for a period of twelve (12) months after the date the Offering is completed (the "RoFR Period"), to act as sole investment banker, sole book-runner, and/or sole placement agent, at EF Hutton's sole discretion, for each and every future public and private equity and debt offering, including all equity linked financings that are not Excepted Transactions (each, a "Subject Transaction"), during such twelve (12) month period, of the Company, or any successor to or any current or future subsidiary of the Company, on terms and conditions customary to EF Hutton for such Subject Transactions. EF Hutton shall have the sole right to determine whether or not any other broker dealer shall have the right to participate in a Subject Transaction and the economic terms of such participation. For the avoidance of any doubt, the Company shall not retain, engage or solicit any additional investment

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banker, book-runner, financial advisor, underwriter and/or placement agent in a Subject Transaction without the express written consent of EF Hutton. Notwithstanding the foregoing, no fee shall be payable by the Company pursuant to this Section 8 if the Company terminates this Agreement for cause pursuant to Section 7.

(c)               Lock-Up Agreements: The Company, on behalf of itself and any successor entity, agrees that, without the prior written consent of EF Hutton, it will not, during the Engagement Period (including any extensions thereof) and additionally for a period of 180 days after the Closing of the Offering (the "Lock-Up Period"), (i) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend, or otherwise transfer or dispose of, directly or indirectly, any shares of capital stock of the Company or any securities convertible into or exercisable or exchangeable for shares of capital stock of the Company; (ii) file or caused to be filed any registration statement with the Commission relating to the offering of any shares of capital stock of the Company or any securities convertible into or exercisable or exchangeable for shares of capital stock of the Company; (iii) complete any offering of debt securities of the Company, other than entering into a line of credit with a traditional bank, or (iv) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of capital stock of the Company, whether any such transaction described in clause (i), (ii), (iii) or (iv) above is to be settled by delivery of shares of capital stock of the Company or such other securities, in cash or otherwise. Additionally, the Company's directors and officers and any holder(s) of five percent (5%) or more of the outstanding shares of Common Stock of the Company as of the effective date of the Registration Statement (and all holders of securities exercisable for or convertible into shares of Common Stock) shall enter into customary "lock-up" agreements in favor of EH Hutton pursuant to which such persons and entities shall agree, for a period of 180 days after the Closing of Offering, that they shall not offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend, or otherwise transfer or dispose of, directly or indirectly, any shares of capital stock of the Company or any securities convertible into or exercisable or exchangeable for shares of capital stock of the Company, subject to customary exceptions. The foregoing restrictions shall also be contained and set forth in the Underwriting Agreement and customary "lock-up" agreements, as applicable. Notwithstanding the foregoing, EF Hutton may request "lock-up" agreements from any holder(s) ofless than five percent (5%) of the outstanding shares of Common Stock as of the effective date of the Registration Statement, in its reasonable discretion.

(d)              Acts of the Company. The Company agrees that any and all decisions, acts, actions, or omissions with respect to the Offering shall be the sole responsibility of the Company, and that the performance by EF Hutton of services hereunder will in no way expose EF Hutton to any liability for any such decisions, acts, actions or omissions of the Company.

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Section 9. Indemnification

The Company agrees to indemnify EF Hutton and its affiliates as set forth in the Indemnification Provisions, a copy of which is attached hereto as Exhibit A and incorporated by reference herein (the "Indemnification Provisions").

Section 10. No Limitations

Nothing in this Agreement shall be construed to limit the ability of EF Hutton or its affiliates to

(a) trade in the Company's or any other company's securities or publish research on the Company or any other company, subject to applicable law, or (b) pursue or engage in investment banking, financial advisory or other business relationships with entities that may be engaged in or contemplate engaging in, or acquiring, merging with, partnering with, or disposing of, businesses that are similar to or competitive with the business of the Company.

Section 11. Public Announcements

Except as may be required by law, each party agrees that it will not issue press releases or engage in any other publicity with respect to the Offering, without the other party's prior written consent, which consent shall not be umeasonably withheld, delayed, or conditioned.

Section 12. Certain Conditions

The Offering shall be conditioned upon, among other things, the following:

(a)               Satisfactory completion by EF Hutton of its due diligence investigation and analysis of: (i) the Company's arrangements with its officers, directors, employees, affiliates, customers and suppliers, (ii) the audited historical financial statements of the Company as required by the Commission (including any relevant stub periods), and (iii) the Company's projected financial results for the fiscal years ending December 31, 2024 through 2026

(b)              The execution by the Company and EF Hutton of the Underwriting Agreement, containing all applicable terms and conditions provided for in this Agreement;

(c)               The Company meeting the criteria necessary for inclusion of the Common Stock on the NASDAQ Market System, NYSE or the NYSE National and seeking and using its best efforts to maintain such listing for a period of at least three (3) years after the Closing;

(d)               Neither the Company nor any of its affiliates has, either prior to the initial filing or the effective date of the Registration Statement, made any offer or sale of any securities which are required to be "integrated" pursuant to the Securities Act or the

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regulations thereunder with the offer and sale of the Securities pursuant to the Registration Statement;

(e)               The Company's registration of the Common Stock under the provisions of Section 12(b) or (g), as applicable, of the Exchange Act on or prior to the effective date of the Offering;

(f)                The Company retaining a nationally recognized PCAOB registered firm of independent certified public accountants acceptable to EF Hutton and the Company, which will have responsibility for the preparation of the financial statements and the financial exhibits, if any, to be included in the Registration Statement or any subsequent resale registration statement, it being agreed that the Company will continue to engage a nationally recognized PCAOB registered accounting firm of comparable quality (as may be determined by the Company's audit committee) for a period of at least (3) three years after the Closing;

(g)               The Company retaining a financial printer acceptable to EF Hutton to handle the printing and related aspects of the Offering;

(h)               The Company retaining a transfer agent for the Securities reasonably acceptable to EF Hutton and continuing to retain such transfer agent for a period of three

(3) years after the Closing;

(i) The Company engaging a financial public relations firm reasonably acceptable to EF Hutton, which firm shall be experienced in assisting issuers in public offerings of securities and in their relations with their security holders, and continuing to retain such firm for a period of two (2) years after the Closing;

(j)                The Company registering with the Corporation Records Service (including annual report information) published by Standard & Poor's Corporation and covenanting to maintain such registration for a period of three (3) years from the Closing;

(k)               The Company shall have procured and shall covenant to maintain "key man" life insurance (in amounts agreed to by EF Hutton and with the Company as the sole beneficiary thereof) with an insurer rated at least AA or better in the most recent edition of "Best's Life Reports" on the lives of to be determined executive officer or officers of the Company; and

(1)                The Company shall have procured D&O insurance in a manner consistent with the Company's business and industry standards.

Section 13. Finder's Fees

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The Company represents to EF Hutton that the Company is not liable for any finder's fees to third parties in connection with the introduction of the Company to EF Hutton. The Company represents and warrants to EF Hutton that the entry into this Agreement or any other action of the Company in connection with the proposed Offering will not violate any agreement between the Company and any other placement agent, underwriter, or financial advisor.

Section 14. Adjustment of Compensation

EF Hutton reserves the right to reduce any item of its compensation. However, the aggregate compensation otherwise to be paid to the underwriters by the Company may not be increased above the amounts stated herein without the approval of the Company, subject to applicable limitations imposed by FINRA.

Section 15. Integration

Neither the Company nor any of its affiliates has either prior to the initial filing or the effective date of the Registration Statement made any offer or sale of any securities which are required to be "integrated" pursuant to the Securities Act or the regulations thereunder with the offer and sale of the Company's securities pursuant to the Registration Statement.

Section 16. Compliance With Laws During Road Show and Otherwise

While the Commission is reviewing the Registration Statement, EF Hutton may plan and arrange one or more "road show" marketing trips for the Company's management to meet with prospective investors. Such trips will include visits to a number of prospective institutional and retail investors. The Company shall pay for all expenses, including, without limitation, travel and lodging expenses, associated with such trips. During the 45-day period prior to the filing of the Registration Statement with the Commission, and at all times thereafter prior and following to the effectiveness of the Registration Statement, the Company and its officers, directors and related parties will abide by all rules and regulations of the Commission relating to public offerings, including, without limitation, those relating to public statements (i.e., "gun jumping") and disclosures of material non-public information.

Section 17. Information and Due Diligence Review

In connection with EF Hutton's engagement for the Offering during the Engagement Period, EF Hutton will perform a due diligence review. The Company agrees to cooperate with EF Hutton and to furnish or cause to be furnished to EF Hutton upon EF Hutton's request any and all information and data concerning the Company, its subsidiaries, businesses, operations, properties, financial condition, management and prospects of the Company (all such information so furnished being the "Information") which EF Hutton reasonably deems appropriate. The Company will provide EF Hutton with reasonable access during normal business hours of the Engagement Period to all of the Company's and its subsidiaries assets, properties, books, contracts, commitments and records and to the Company's and its subsidiaries officers, directors, employees, appraisers,

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independent accountants, legal counsel and other consultants and advisors. The Company represents and warrants to EF Hutton that all Information contained in the Registration Statement and the Prospectus prepared by the Company in connection with the Offering will be complete and correct in all material respects and will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein not misleading in the light of the circumstances under which such statements are made. The Company further represents and warrants to EF Hutton that all such Information including financial projections and other forward looking information will have been prepared by Company in good faith and will be based upon assumptions which, in light of the circumstances under which they were made, are reasonable. The Company acknowledges and agrees that EF Hutton: (i) will use and rely primarily on the Information and on information available from generally recognized public sources, if any, in performing the services contemplated by this Agreement without having independently verified the same; (ii) does not assume responsibility for the accuracy or completeness of the Information and such other information; (iii) will not make an appraisal of any assets of the Company; and (iv) retains the right to continue to perform due diligence during the course of the Engagement Period.

Section 18. Survival

Except as provided in Section 1, 2, 3, 4, 6, 7, 8, 9, 17, 24, 25, 26 and the Indemnification Provisions hereof (which Sections are intended to be legally binding and enforceable on and against the Company and EF Hutton), this Agreement is not intended to be a binding legal document nor a legal commitment on the part of EF Hutton to provide any financing to the Company, as the agreement between the parties hereto on these matters will be embodied in the Underwriting Agreement.

Section 19. Successors and Assigns

The benefits of this Agreement shall inure to the parties hereto, their respective successors and assigns and to the indemnified parties hereunder and their respective successors and assigns, and the obligations and liabilities assumed in this Agreement shall be binding upon the parties hereto and their respective successors and assigns. The Company shall not assign any of its obligations hereunder without the prior written consent of the other party.

Section 20. No Third-Party Beneficiaries

This Agreement does not create, and shall not be construed as creating, any rights enforceable by any person or entity not a party hereto, except those entitled to the benefits of the Indemnification Provisions.

Section 21. No Commitment

It is expressly understood and acknowledged that EF Hutton's engagement with respect to capital raising activities does not constitute any commitment, express or implied, on the part of EF Hutton

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or of any of its affiliates to purchase or place the Company's securities or to provide any type of financing.

Section 22. No Waiver

Failure of either party to enforce, at any time, any provision of this Agreement shall not constitute a waiver of such provision in any way or of the right of such party at any time to avail itself of such remedies as it may have for any breach or breaches of such provision.

Section 23. Independent Contractor

EF Hutton will act under this Agreement as an independent contractor with duties to the Company and nothing in this Agreement or the nature of EF Hutton's services shall be deemed to create a fiduciary or agency relationship between the Company and EF Hutton. The advice, written or oral, rendered by EF Hutton pursuant to this Agreement is intended solely for the benefit and use of the Company in considering the matters to which this Agreement relates, and the Company agrees that such advice may not be relied upon by any other person, used for any other purpose, reproduced, disseminated, or referred to at any time, in any manner or for any purpose, nor shall any public references to EF Hutton be made by the Company, without the prior written consent of EF Hutton which consent shall not be unreasonably withheld, except as otherwise required by applicable law. Notwithstanding any provision of this Agreement to the contrary, the Company agrees that neither EF Hutton nor its affiliates, and the respective officers, directors, employees, agents and representatives of EF Hutton, its affiliates and each other person, if any, controlling EF Hutton or any of its affiliates, shall have any liability (whether direct or indirect, in contract or tort or otherwise) to the Company for or in connection with the engagement and transaction described herein except for any such liability for losses, claims, damages or liabilities incurred by EF Hutton that are finally judicially determined to have resulted from the gross negligence or willful misconduct of such individuals or entities.

Section 24. Specific Performance.

The Company acknowledges and affirms that in the event of a breach of this Agreement by the Company, money damages may be inadequate and EF Hutton may not have an adequate remedy at law, and the Company agrees that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed by the Company in accordance with their specific terms or were otherwise breached. Accordingly, EF Hutton shall be entitled to seek an injunction or restraining order to prevent breaches of this Agreement and to seek to enforce specifically the terms and provisions hereof, without the requirement to post any bond or other security or to prove that money damages would be inadequate, this being in addition to any other right or remedy to which EF Hutton may be entitled under this Agreement, at law or in equity.

Section 25. Jurisdiction and Governing Law

14

This Agreement, including Exhibit A hereto, will be governed by and construed in accordance with the laws of the State of New York, without regard to principles of conflicts of law. Any controversy between the parties to this Agreement, or arising out of the Agreement, shall be resolved by arbitration before the Judicial Arbitration and Mediation Services, Inc. ("JAMS") in New York, New York. The following arbitration agreement should be read in conjunction with these disclosures:

(a)	ARBITRATION IS FINAL AND BINDING ON THE PARTIES;
(b)	THE PARTIES ARE WAIVING THEIR RIGHT TO SEEK REMEDIES IN COURT, INCLUDING THE RIGHT TO JURY TRIAL;
(c)	PRE-ARBITRATION DISCOVERY IS GENERALLY MORE LIMITED THAN AND DIFFERENT FROM COURT PROCEEDING; AND
(d)	THE ARBITRATORS' AWARD IS NOT REQUIRED TO INCLUDE FACTUAL FINDING OR LEGAL REASONING AND ANY PARTY'S RIGHT TO APPEAL OR TO SEEK MODIFICATION OF RULINGS BY THE ARBITRATORS IS STRICTLY LIMITED.

Notwithstanding any provision of this Agreement to the contrary, the Company agrees that neither EF Hutton nor its affiliates, and the respective officers, directors, employees, agents and representatives of EF Hutton, its affiliates and each other person, if any, controlling EF Hutton or any of its affiliates, shall have any liability (whether direct or indirect, in contract or tort or otherwise) to the Company for or in connection with the engagement and transaction described herein except for any such liability for losses, claims, damages or liabilities incurred by the Company that are finally judicially determined to have resulted from the gross negligence or willful misconduct of such individuals or entities. If EF Hutton shall commence an action or proceeding to enforce any provisions of this Agreement, then in the event that EF Hutton is the prevailing party in such action, suit or proceeding, in addition to the obligations of the Company under Section 9 and Exhibit A, EF Hutton shall be reimbursed by the Company for its reasonable attorneys' fees and other costs and expenses incurred with the investigation, preparation and prosecution of such action or proceeding.

Section 26. Limitation of Liability

In no event shall EF Hutton, or any of its affiliates, directors, officers, employees and controlling persons (within the meaning of Section 15 of the Securities Act of 1933, as amended, or Section 20 of the Securities Exchange Act of 1934) be liable to the Company for any incidental, indirect, special or consequential damages (i.e., lost profits) arising out of, or in connection with, this Agreement, whether or not such party was advised of the possibility of such damage. The Company further agrees that the liability limit of EF Hutton, or any of its affiliates, directors, officers, employees and controlling persons shall in no event be greater than the aggregate dollar amount which the Company paid to EF Hutton during the term of this Agreement.

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Section 27. Entire Agreement

This Agreement (including Exhibit A) constitutes the entire agreement and understanding between EF Hutton and the Company regarding the subject matter hereof and supersedes all prior agreements and understandings, whether oral or written, relating to the subject matter hereof.

Section 28. Modification

This Agreement may be amended and modified only by a written agreement signed by all the parties specifically acknowledging and approving the modification.

Section 29. Counterparts

This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. This Agreement may be executed with electronic, facsimile, or e-mailed signatures. Such signatures shall be deemed valid for all purposes as if they were signed by hand.

[Signature page follows]

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written. Pursuant to the aforementioned advance expense, please wire $30,000 USD of immediately available funds to EF Hutton upon execution of this Agreement.

Very truly yours,

EF Hutton LLC

By: /s/ Phillip Wiederlight

Name: Phillip Wiederlight

Title: COO and Supervisory Principal

AGREED AND ACCEPTED:

The foregoing accurately sets forth our understanding and agreement with respect to the matters set forth herein.

Favo Capital

By: /s/ Vincent Napolitano

Name: Vincent Napolitano

Title: Chief Executive Officer

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EXHIBIT A

INDEMNIFICATION PROVISIONS

The Company agrees to indemnify and hold harmless EF Hutton and its affiliates (as defined in Rule 405 under the Securities Act of 1933, as amended) and their respective directors, officers, stockholders, members, managers, partners, employees, representatives, agents and controlling persons (EF Hutton and each such person each being an "Indemnified Party") from and against all losses, claims, damages and liabilities (or actions, including shareholder actions, in respect thereof), joint or several, to which such Indemnified Party may become subject under any applicable federal or state law, or otherwise, which arise out of or are based on (i) any untrue statement or alleged untrue statement of a material fact contained in the Registration Statement (or any amendment thereto), including the information deemed to be a part of the Registration Statement at the time of effectiveness and at any subsequent time pursuant to Rules 430A and 430B of the Securities Act and the rules and regulations thereunder, as applicable, or the omission or alleged omission therefrom of a material fact required to be stated therein or necessary to make the statements therein not misleading or (ii) any untrue statement or alleged untrue statement of a material fact contained in any Prospectus (or any amendment or supplement to any of the foregoing) or the omission or alleged omission therefrom of a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading or (iii) any untrue statement or alleged untrue statement of a material fact contained in any materials or information provided to investors by, or with the approval of, the Company in connection with the marketing of the offering of the Securities, including any roadshow or investor presentations made to investors by the Company (whether in person or electronically) or the omission or alleged omission therefrom of a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading or (iv) in whole or in part any inaccuracy in any material respect in the representations and warranties of the Company contained herein; provided, however, that the Company shall not be liable to the extent that such loss, claim, liability, expense or damage is based on any untrue statement or omission or alleged untrue statement or omission made in reliance on and in conformity with written information furnished to the Company in writing with respect to the underwriters by the underwriters expressly for use in the Registration Statement, the Prospectus or any amendment thereof or supplement thereto, which information shall consist solely of the following: (i) the names of the underwriters appearing in the Prospectus; and (ii) the information set forth in the Prospectus in the "Electronic Distribution" and "Price Stabilization, Short Positions and Penalty Bids" sections under the caption "Underwriting". The Company will not be liable to any Indemnified Party under the foregoing indemnification and reimbursement provisions: (i) for any settlement by an Indemnified Party effected without its prior written consent (not to be unreasonably withheld); or (ii) to the extent that any loss, claim, damage or liability is found in a

Exhibit A-1

final, non-appeal able judgment by a court of competent jurisdiction to have resulted primarily from the Indemnified Party's willful misconduct or gross negligence. The Company also agrees that no Indemnified Party shall have any liability (whether direct or indirect, in contract or tort or otherwise) to the Company or its security holders or creditors related to or arising out of the engagement of EF Hutton pursuant to, or the performance by EF Hutton of the services contemplated by, this Agreement except to the extent that any loss, claim, damage or liability is found in a final, non-appealable judgment by a court of competent jurisdiction to have resulted primarily from such Indemnified Party's willful misconduct or gross negligence.

Promptly after receipt by an Indemnified Party of notice of any intention or threat to commence an action, suit or proceeding or notice of the commencement of any action, suit or proceeding, such Indemnified Party will, if a claim in respect thereof is to be made against the Company pursuant hereto, promptly notify the Company in writing of the same. Any failure or delay by an Indemnified Party to give the notice referred to in this paragraph shall not affect such Indemnified Party's right to be indemnified hereunder, except to the extent that such failure or delay causes actual material harm to the Company, or materially prejudices its ability to defend such action, suit or proceeding on behalf of such Indemnified Party. In case any such action is brought against any Indemnified Party and such Indemnified Party notifies the Company of the commencement thereof, the Company may elect to assume the defense thereof, with counsel reasonably satisfactory to such Indemnified Party, and an Indemnified Party may employ counsel to participate in the defense of any such action provided, that the employment of such counsel shall be at the Indemnified Party's own expense, unless (i) the employment of such counsel has been authorized in writing by the Company, (ii) the Indemnified Party has reasonably concluded (based upon advice of counsel to the Indemnified Party) that there are legal defenses available to the Indemnified Party that are not available to the Company, or that there exists a conflict or potential conflict of interest (based upon advice of counsel to the Indemnified Party) between the Indemnified Party and the Company that makes it impossible or inadvisable for counsel to the Company to conduct the defense of both parties (in which case the Company will not have the right to direct the defense of such action on behalf of the Indemnified Party), or (iii) the Company has not in fact employed counsel reasonably satisfactory to the Indemnified Party to assume the defense of such action within a reasonable time after receiving notice of the action, suit or proceeding, in each of which cases the reasonable fees, disbursements and other charges of such counsel will be at the expense of the Company; provided, further, that in no event shall the Company be required to pay fees and expenses for more than one firm of attorneys (and local counsel) representing the Indemnified Party.

If the indemnification provided for in this Agreement is for any reason held unenforceable by an arbitrator or court of competent jurisdiction, the Company agrees to contribute to the losses, claims, damages and liabilities incurred by such Indemnified Party for which such indemnification is held unenforceable (i) in such proportion as is appropriate to reflect the relative benefits to the Company, on the one hand, and EF Hutton on the other hand, of the Offering as contemplated whether or not the Offering is consummated or, (ii) if (but only if) the allocation provided for in clause (i) is for any reason unenforceable, in such proportion as is appropriate to

Exhibit A-2

reflect not only the relative benefits referred to in clause (i) but also the relative fault of the Company, on the one hand and EF Hutton, on the other hand, as well as any other relevant equitable considerations. The Company agrees that for the purposes of this paragraph the relative benefits to the Company and EF Hutton of the Offering as contemplated shall be deemed to be in the same proportion that the total value received or contemplated to be received by the Company in connection with the Offering bear to the fees paid or to be paid to EF Hutton under this Agreement. Notwithstanding the foregoing, the Company expressly agrees that EF Hutton shall not be required to contribute any amount in excess of the amount by which fees paid to EF Hutton hereunder (excluding reimbursable expenses), exceeds the amount of any damages which EF Hutton has otherwise been required to pay.

The Company agrees that without EF Hutton's prior written consent, which shall not be unreasonably withheld, it will not settle, compromise or consent to the entry of any judgment in any pending or threatened claim, action or proceeding in respect of which indemnification could be sought under the indemnification provisions of this Agreement (whether or not EF Hutton or any other Indemnified Party is an actual or potential party to such claim, action or proceeding), unless such settlement, compromise or consent includes an unconditional release of each Indemnified Party from all liability arising out of such claim, action or proceeding.

In the event that an Indemnified Party is required to appear as a witness in any action brought by or on behalf of or against the Company in which such Indemnified Party is not named as a defendant, the Company agrees to promptly reimburse EF Hutton on a monthly basis for all expenses incurred by it in connection with such Indemnified Party's appearing and preparing to appear as such a witness, including, without limitation, the reasonable fees and disbursements of its legal counsel.

If multiple claims are brought with respect to at least one of which indemnification is permitted under applicable law and provided for under this Agreement, the Company agrees that any judgment or arbitration award shall be conclusively deemed to be based on claims as to which indemnification is permitted and provided for, except to the extent the judgment or arbitration award expressly states that it, or any portion thereof, is based solely on a claim as to which indemnification is not available.

Exhibit A-3

EXHIBIT B

COMPENSATION FOR FINANCINGS AND M&A TRANSACTIONS

Capitalized terms used in this Exhibit shall have the meanings assigned to such terms in the Agreement to which this Exhibit is attached.

(a)	Financing Fees:

(i)	For private equity and equity-linked placements, pay EF Hutton a cash fee of eight percent (8.0%) of the amount of capital raised, invested or committed, payable to EF Hutton in cash at the closing or closings of the Financing to which it relates; and
(ii)	For debt placements, pay EF Hutton a cash fee of six percent (6.0%) of the amount of capital raised, invested or committed, payable to EF Hutton in cash at the closing or closings of the Financing to which it relates.
(iii)	As additional compensation for EF Hutton's services, the Company shall issue to EF Hutton or its designees at the Closing warrants (the "Warrants") to purchase that number of shares of Common Stock equal to three percent (3.0%) of the aggregate proceeds sold in an offering. The Warrants will be exercisable at any time in whole or in part, during the five years (5) years from the effective date of the Offering at a price per share equal to 125% of the Offering price. The Warrants will provide for piggyback registration rights, Black Scholes change in control provisions and customary anti-dilution provisions and adjustments in the number and price of such warrants and the shares underlying such warrants resulting from corporate events which would include dividends, reorganizations, mergers, etc. and future issuance of Common Stock or Common Stock equivalents at prices or with exercise and/or conversion prices below the offering price as permitted under FINRA Rule 5110(f)(2)(G).

(b)	M&A Transaction Fees: The M&A Transaction fees shall be payable to EF Hutton incash at the closing or closings of the M&A Transaction to which it relates and shall be equal to five percent (5.0%) ofM&A Transaction consideration as defined below. The amount of consideration paid in a M&A Transaction shall include, for purposes of calculating such fee, all forms of consideration paid or received, directly or indirectly, by the Company and/or its stockholders in such M&A Transaction, including, without limitation, cash, securities, notes or other evidences of

Exhibit B-1

indebtedness, assumption of liabilities (whether by operation of law or otherwise), or any combination thereof If all or portion of the consideration paid in the M&A Transaction is other than cash or securities, then the value of such non-cash consideration shall be the fair market value thereof on the date the M&A Transaction is consummated as mutually agreed upon in good faith by the Company and EF Hutton. If such non-cash consideration consists of common stock, options, warrants or rights for which a public trading market existed prior to the consummation for the M&A Transaction, then the value of such securities shall be determined based upon the closing or last sales price thereof on the date of the consummation of the M&A Transaction. If such non cash consideration consists of newly-issued, publicly-traded common stock, options, warrants or rights for which no public trading market existed prior to the consummation of the M&A Transaction, then the value thereof shall be the average of the closing prices for the twenty (20) trading days after the fifth (5th) trading day after the consummation of the M&A Transaction. In such event, the fee payable to EF Hutton pursuant to this Fee Schedule shall be paid on the thirtieth (30th) trading day after consummation of the M&A Transaction. If no public market exists for the common stock, options, warrants or other rights issued in the M&A Transaction, then the value thereof shall be as mutually agreed upon in good faith by the Company and EF Hutton. If the non cash consideration paid in the M&A Transaction consists of preferred stock or debt securities (regardless of whether a public trading market existed for such preferred stock or debt securities prior to consummation of the M&A Transaction or exists thereafter), the value thereof shall be the maximum liquidation value (without regard to accrued dividends) of the preferred stock or the principal amount of the debt securities, as the case may be. Any amounts payable by a purchaser to the Company, any stockholder of the Company or an affiliate of either the Company or any stockholder of the Company in connection with a non-competition, employment, consulting, licensing, supply or other agreement (or payable by the Company if the Company is the acquiring entity) shall be deemed to be part of the consideration paid in the M&A Transaction. If all or a portion of the consideration payable inconnection with the M&A Transaction includes contingent future payments, then the Company shall pay to EF Hutton an additional cash fee, determined in accordance with this Fee Schedule, as, when and if such contingency payments are received. If with respect to any non-cash consideration the Company and EF Hutton are unable to agree on the fair market value thereof, then such value shall be determined by submission of the question to a reputable appraisal firm with experience valuing property of the nature of the subject consideration acceptable to the Company and EF Hutton (the fees and expenses ofwhom shall be borne equally by the Company and EF Hutton).

Exhibit B-2

EXHIBIT C

EXCEPTED INVESTORS

1.	Liro Holdings
2.	Rocco Trotta
3.	J & T Family Trust
4.	Gennaro Trotta
5.	Sovereign Agency
6.	315-352 Associated
7.	Brian Eskin
8.	Ronald Scaleri
9.	Douglas V Lovely Trust
10.	Douglas V Lovely IRA
11.	William Bill Furr
12.	Bryan Dumas
13.	Xavier Group
14.	Randel Strider
15.	Randy Stout
16.	Marc DiMecco
17.	Total Security
18.	SHB Equities
19.	Matt DiMecco
20.	Jack & Lilly Realty
21.	Wimbledon Management
22.	Jason Baskind
23.	Bob Baskind
24.	Traditions Funding
25.	Thomas Francis
26.	Stewards Investment Capital
27.	ForFront Capital
28.	Stewards Capital USA
29.	Glen Steward
30.	Bilal Adam
31.	FAVO Holdings
32.	Honey D & Sons
33.	Valeriya Nayshevska

Exhibit C-1

For the avoidance of doubt, all Excepted Investors listed above are in fact investors. The Company represents and warrants that none of the above listed investors are other investment banks that may serve as a placement agent or underwriter to the Company under its existing contracts.

Exhibit C-2